Exhibit 99.1

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 a.m.	May 9, 2024

United Bancorp, Inc. Reports 2024 First Quarter Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.35 and net income of $1,993,000 for the three months ended March 31, 2024. This compares to diluted earnings per share of $0.33 and net income of $1,888,000 reported in the first quarter of the previous year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of United Bancorp, Inc. (UBCP) for the first quarter ended March 31, 2024. For the quarter, our Company achieved solid net income and diluted earnings per share results of $1,993,000 and $0.35, which were respective increases of $105,000, or 5.6%, and $0.02, or 6.1%, over the results achieved during the first quarter of last year. As we started the current year, the interest rate forecast by most economists and the financial markets indicated that we could expect seven rate cuts this year, which, overall, was projected to be favorable for our industry. As we progressed through and ended the first quarter, it became apparent that interest rates will be higher for longer, with potentially only two rate cuts this year--- now forecast to occur much later in the year than originally anticipated. This higher for longer posturing of the Federal Open Market Committee of the Federal Reserve (FOMC) is creating different challenges for our industry and putting pressure on the net interest margins and bottom-line performances of most financial institutions. Our Company is not immune from these same challenges and, even though our performance improved in the first quarter of 2024 over the previous year, we are currently feeling this aforementioned pressure. Regardless of this challenge, we are very happy with the present performance of our Company. In addition, we continue to focus on growing and leveraging our foundation, which should be of benefit and lead to higher performance in future periods.”

Greenwood continued, “At March 31, 2024 and as previously mentioned, United Bancorp, Inc. (UBCP) did achieve a higher level of bottom-line earnings on a year-over-year basis. But, like most other financial institutions in the current “higher for longer” interest rate environment in which we are operating, our Company did also experience a decline in the level of net interest income that it achieved. Even though our total interest income realized on a year-over-year basis was higher by $1.4 million, or 17.2%, our total interest expense increased by $1.7 million, or 96.4%, during the same time period. Accordingly, the level of net interest income that we achieved declined by ($308,000), or (4.8%), to a level of $6.1 million. In addition, UBCP’s net interest margin declined by twenty-nine basis points (-29 bps) over the previous year, to a level of 3.46%, as of the most recently ended quarter.” Greenwood further explained, “Even though our Company’s total assets declined from last year by $13.5 million, or 1.6%, to a level of $834.0 million due to a runoff in retail deposit funding and cash balances, we were able to generate a higher level of total interest income due to our loans outstanding continuing to reprice in a higher interest rate environment along with our gross loans increasing $16.6 million, or 3.6%, to a level of $480.3 million as of this year’s quarter-end. In addition, our investment securities balances increased by $17.8 million, or 7.5%, year-over-year to a level of $255.8 million. But, as mentioned, this increase in total interest income was more than offset by the increase in total interest expense experienced by UBCP. Our Company’s total interest expense increased even though total deposits decreased by $27.6 million year-over-year. The increase in our Company’s total interest expense can be attributed to both the change in the mix of our retail depository funding from lower cost demand and savings balances to higher cost term funding, along with having a previously disclosed $75.0 million Federal Home Loan Bank (FHLB) Advance--- which we originated in mid-March of 2023--- for the entirety of this year’s first quarter. Relating to the change in the mix of our retail funding, lower cost demand and savings balances decreased by (-$66.8) million, or 12.6%, while higher cost time balances increased by $39.2 million or 31.6%. Of importance, our Company does not have any brokered deposits and total uninsured deposits as of March 31, 2024 totaled 18.2%, which is very low compared to industry standards.”

Greenwood further stated, “Even with a compressing net interest margin and declining net interest income, United Bancorp, Inc. (UBCP) was able to achieve a higher level of earnings year-over-year as of March 31, 2024 due to a few strategies that started to gain traction in or were successfully implemented and carried out during the first quarter. As we have previously mentioned, our Company started Unified Mortgage in the fourth quarter of last year, a mortgage products and services division with a more dedicated focus on mortgage production for our Company. We are starting to see some positive results as a result of this effort, with a net realized gain on the sale of loans of $77,000 during the quarter. We firmly believe that the revenue production from this enhanced new focus on mortgage production will continue to increase in future quarters as we further scale it out. In addition, we executed on a securities portfolio rebalancing initiative early in the first quarter of the current year by selling a portion of our lower-yielding investment securities and reinvesting those balances into higher yielding investment securities, which improved our Company’s overall portfolio yield and better positioned our portfolio for the projected downward change in rates. Specifically, we sold $25.0 million in municipal and agency securities and reinvested a like amount in new municipal security offerings that yielded an additional 1.23% on a taxable equivalent basis. Although this strategy did lead to a loss on sale of ($194,000)… which negatively impacted our Company’s noninterest income during the most recently ended quarter… it did add to our interest income stream and has a break-even of approximately eight months. Most importantly, this securities portfolio rebalance strategy will be accretive to our bottom-line earnings in the current year. In addition, if interest rates do drop as anticipated, it will give our Company valuable call protection in a falling rate environment.” Greenwood continued, “Relating to the noninterest expense of UBCP, even though our Company has taken on some additional expenses relating to our revenue enhancement and growth initiatives such as our recently implemented Unified Mortgage focus and the announcement of our new Wheeling Banking Center (which is soon to begin construction), our Company was able to successfully apply and be approved for an Employee Retention Credit (ERC) in the first quarter. This tax credit helped offset the expenses associated with these new initiatives along with other expenses--- including the one-time expenses attributed to our securities portfolio rebalancing strategy and benefits payouts recognized during the first quarter--- and led to the year-over-year reduction in UBCP’s noninterest expense of ($600,000). In the quarter-ended March 31, 2024, the net result of the realization of these aforementioned nonrecurring expense items and the tax credit led to an increase in our Company’s net income of approximately $271,000 and diluted earnings per share of $0.05.”

In addition, Greenwood mentioned, “Even with our Company’s higher investment securities balances as of March 31, 2024 and the increase in market rates over the course of the first quarter of this year, our Company’s accumulated other comprehensive loss, net of taxes (AOCI) remained relatively stable at $7.8 million, an increase of $77,000 year-over-year. With this year-over-year stability in AOCI and an increase in our retained earnings, our shareholders equity improved to a level of $63.2 million, an increase of $4.2 million, or 7.1%, and our book value improved to $10.62, an increase of $0.56, or 5.6%. Overall, our Company continues to be considered well-capitalized from a regulatory perspective with equity to assets of 7.6%, which is up from 7.0% from the same period last year. With the overall quality of our investment portfolio, our well capitalized position, our solid liquidity position and our low level of uninsured deposits, we firmly believe that any issues which could potentially create a risk to our capital and capital position are very minimal.”

Lastly, Greenwood stated, “Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio. As of March 31, 2024, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.43 million, or 0.30% of gross loans, which is up from last year by $901,000. Also, as of the most recently ended quarter, United Bancorp, Inc.’s (UBCP) nonperforming assets to total assets was a very respectable 0.51%, a seven-basis point increase over the previous year. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off of (-$28,000), which is (-0.01%) of average loans. With the enhanced loan credit reserve build-up under CECL over the course of the past year and our Company’s stable and solid credit quality metrics, we did not have a provision for credit losses in the most recently ended quarter, which matched last year.” Greenwood concluded, “We are very happy that we were able to forgo, once again, a credit provision in the current year due to our Company’s overall solid credit quality, while maintaining a total allowance for credit losses to total loans of 0.81% and having a total allowance for credit losses to nonperforming loans of 438%. Overall, we firmly believe that we are presently well reserved with very strong coverage.”

Scott A. Everson, President and CEO stated, “United Bancorp, Inc. (UBCP), like most banking organizations, is currently feeling the pressure of operating in an environment wherein monetary policy has driven interest rates higher for a longer duration than many of us anticipated--- which is creating different challenges for us and all banks. But, overall, we are very happy with the solid financial performance that our Company achieved during the first quarter of 2024. As previously mentioned, both our net income and diluted earnings per share are higher than the levels that we produced in the first quarter of the previous year. But, as you might expect in this higher-for-longer interest rate environment in which we are presently operating, our Company did experience a decline in the level of net interest income that it realized and compression of its net interest margin in the most recently ended quarter for the first time in quite a while. Even though UBCP experienced year-over-year, double-digit percentage growth in the level of total interest income that it generated this past quarter, our Company experienced a greater increase in the total interest expense that it incurred, which caused the aforementioned decline in our net interest income. Fortunately for our Company, taking the $75.0 million advance from the Federal Home Loan Bank (FHLB) toward the end of the first quarter of last year (at terms which are now considered very competitive) has helped us to somewhat mitigate this decline in our net interest income by affording us the ability to be more selective in the pricing of our offering rates on our interest-bearing depository products. Although the interest levels that we are paying on our depository products have increased in the current environment in which we are operating, this wholesale funding from the FHLB has helped us to somewhat control our interest expense levels while maintaining very adequate liquidity levels. With a present net interest margin of 3.46% as of March 31, 2024, we believe that this performance metric compares favorably to that of our peer group and industry at present.”

Everson continued, “With the current pressure on our net interest margin and net interest income, United Bancorp, Inc. (UBCP) is focused on controlling its net noninterest margin. Regarding the noninterest income-side of the noninterest margin, some fee generating services and lines of business continue to be under attack by both regulatory and political authorities, which has ultimately put pressure on the level of noninterest income that our Company is able to realize. Accordingly (and, instead of dwelling on this negative reality), UBCP is looking to find new alternatives to generating additional levels of both noninterest income and other sources of revenue. One of these new alternatives is our focus on enhancing our mortgage origination function with the development of Unified Mortgage, which is beginning to help our Company generate higher levels of fee income with the heightened production and sale of secondary market mortgage products, along with the enhancement of our interest income levels through the origination of higher levels of portfolio-type mortgage products. Another alternative is our stronger commitment to developing our Treasury Management function, which offers fee-based services to our commercial customers in the areas of cash management and payments that produces noninterest income… in addition to helping to control interest expense by generating a higher level of low or no-cost depository balances for our Company. Lastly, another alternative to enhancing the overall performance of UBCP (and, one that should strongly contribute to our Company attaining its goal growing its total assets to a level of $1.0 billion or greater) is the development of our newest banking center, which is soon to be constructed in the highly favorable market of Wheeling, West Virginia. Our Company already has many solid customer relationships in this coveted marketplace and we firmly believe that by finally having a “brick-and-mortar” location therein, we will be able to more fully leverage these already existing relationships, while having the opportunity to build many new relationships within this prime market.” Everson further stated, “Obviously, these new alternatives that can lead to additional noninterest income and revenue enhancement opportunities for UBCP do have a cost, which will lead to additional expense or overhead for our Company. But, sometimes you have to take one-step back in order to take several-steps forward and that is what we firmly believe that we are doing by undertaking these new initiatives. With the revenue challenges that both we and the players within our industry are currently facing, we firmly believe now is the time for our Company to focus on enhancing and expanding existing lines of business and growing new lines of business… thus, achieving the organic growth that will lead to the continued and future relevance of UBCP.”

Everson further mentioned, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In the first quarter of this year, we, once again paid both our regular cash dividend, which increased by $0.0025 to a level of $0.1725, and a special cash dividend of $0.15… for a total payout of $0.3225 for the quarter. This is a 3.2% increase over the total cash dividend paid in the first quarter of the previous year and produces a near-industry leading total dividend yield of 5.81%. This total dividend yield is based on our first quarter cash dividend on a forward basis, plus the special dividend (which combined total $0.84) and our quarter-end fair market value of $14.47. On a year-over-year basis as of March 31, 2024, the fair market value of our Company’s stock remained relatively stable in comparison to the prior year and our Company’s market price to book value was 136%, which compares favorably to current industry standards.”

Everson concluded, “Considering that we continue to operate in a challenging economic and concerning industry-related environment, we are very pleased with our current performance and future prospects. Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that the will help us fulfil our intermediate and longer-term goals and produce above industry earnings and overall performance. As previously mentioned, we still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of March 31, 2024, United Bancorp, Inc. has total assets of $834.0 million and total shareholders’ equity of $63.2 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc.
"UBCP"

	At or for the Quarter Ended
	March 31,		March 31,		%	$
	2024		2023		Change	Change
Earnings
Interest income on loans	$6,623,848		$5,628,758		17.68%	$995,090
Loan fees	138,329		180,047		-23.17%	$(41,718)
Interest income on securities	2,858,644		2,399,296		19.15%	$459,348
Total interest income	9,620,821		8,208,101		17.21%	$1,412,720
Total interest expense	3,505,995		1,785,130		96.40%	$1,720,865
Net interest income	6,114,826		6,422,971		-4.80%	$(308,145)
Provision for credit losses	-		-		#DIV/0!	$-
Net interest income after provision for credit losses	6,114,826		6,422,971		-4.80%	$(308,145)
Service charge on deposit account	702,754		720,837		-2.51%	$(18,083)
Net realized gains on sale of loans	77,523		-		#DIV/0!	$77,523
Net realized loss on sale of available-for-sale securities	(194,202)		-		#DIV/0!	$(194,202)
Other noninterest income	280,249		294,714		-4.91%	$(14,465)
Total noninterest income	866,324		1,015,551		-14.69%	$(149,227)
Total noninterest expense	4,837,904		5,437,617		-11.03%	$(599,713)
Income tax expense	150,335		113,294		32.69%	$37,041
Net income	$1,992,911		$1,887,611		5.58%	$105,300
Key performance data
Earnings per common share - Basic	$0.35		$0.33		6.06%	$0.020
Earnings per common share - Diluted	0.35		0.33		6.06%	$0.020
Cash dividends paid	0.3225		0.3125		3.20%	$0.01000
Stock data
Dividend payout ratio (without special dividend)	49.29%		49.24%		0.04%
Price earnings ratio	10.34	x	10.98	x	-5.91%
Market price to book value	136%		144%		-5.47%
Annualized yield based on quarter end close (without special dividend)	4.77%		4.48%		6.47%
Market value - last close (end of period)	14.47		14.50		-0.21%
Book value (end of period)	10.62		10.06		5.57%
Tangible book value (end of period)	10.46		9.88		5.87%
Shares Outstanding
Average - Basic	5,499,877		5,485,129		--------
Average - Diluted	5,499,877		5,485,129		--------
Common stock, shares issued	6,188,141		6,043,851		--------
Shares held as treasury stock	234,363		179,363		--------
Return on average assets (ROA)	0.97%		1.03%		-0.07%
Return on average equity (ROE)	12.59%		12.58%		0.00%
At quarter end
Total assets	$834,026,953		$847,493,300		-1.59%	$(13,466,347)
Total assets (average)	822,468,000		774,822,000		6.15%	$47,646,000
Cash and due from Federal Reserve Bank	46,876,621		100,588,646		-53.40%	$(53,712,025)
Average cash and due from Federal Reserve Bank	46,891,000		40,619,000		15.44%	$6,272,000
Securities and other restricted stock	255,786,120		238,015,596		7.47%	$17,770,524
Average securities and other restricted stock	246,854,000		235,247,000		4.93%	$11,607,000
Other real estate and repossessions (OREO)	3,377,414		3,518,718		-4.02%	$(141,304)
Gross loans	480,306,405		463,688,134		3.58%	$16,618,271
Allowance for credit losses	(3,870,309)		(4,452,462)		-13.07%	$582,153
Net loans	476,436,096		459,235,672		3.75%	$17,200,424
Average loans	478,843,000		458,977,000		4.33%	$19,866,000
Net loans recovered (charged-off)	(28,418)		4,330		-756.30%	$(32,748)
Net overdrafts (charged-off )	(19,458)		(23,363)		-16.71%	$3,905
Total net (charge offs )	(47,876)		(19,033)		151.54%	$(28,843)
Nonaccrual loans	477,474		235,275		102.94%	$242,199
Loans past due 30+ days (excludes non accrual loans)	953,580		293,326		225.09%	$660,254
Total Deposits
Noninterest bearing demand	135,994,882		147,485,194		-7.79%	$(11,490,312)
Interest bearing demand	197,611,658		238,221,642		-17.05%	$(40,609,984)
Savings	128,810,010		143,544,118		-10.26%	$(14,734,108)
Time < $250,000	125,550,068		105,526,900		18.97%	$20,023,168
Time > $250,000	37,783,568		18,586,762		103.28%	$19,196,806
Total Deposits	625,750,186		653,364,616		-4.23%	$(27,614,430)
Average total deposits	620,439,000		647,478,000		-4.18%	$(27,039,000)
Advances from the Federal Home Loan Bank	75,000,000		75,000,000		N/A	$-
Overnight advances	-		-		N/A	$-
Term advances	75,000,000		75,000,000		N/A	$-
Repurchase Agreements	37,804,711		23,741,060		59.24%	$14,063,651
Shareholders' equity	63,206,181		59,005,777		7.12%	$4,200,404
Common Stock, Additional Paid in Capital	32,186,863		31,216,095		3.11%	$970,768
Retained Earnings	44,072,619		39,895,287		10.47%	$4,177,332
Shares held by Deferred Plan and Treasury Stock	(5,246,415)		(4,375,967)		19.89%	$(870,448)
Accumulated other comprehensive loss, net of taxes	(7,806,886)		(7,729,638)		1.00%	$(77,248)
Goodwill and intangible assets (impact on Shareholders' equity	(905,793)		(1,054,793)		-14.13%	$149,000
Tangible shareholders' equity	62,300,388		57,950,984		7.51%	$4,349,404
Shareholders' equity (average)	63,325,000		63,343,000		-0.03%	$(18,000)
Key performance ratios
Net interest margin (Federal tax equivalent)	3.46%		3.75%		-0.29%
Interest expense to average assets	1.71%		0.92%		0.78%
Total allowance for credit losses
to nonperforming loans	437.78%		1892.45%		-1454.67%
Total allowance for credit losses
to total loans	0.81%		0.96%		-0.15%
Total past due and nonaccrual loans to gross loans	0.30%		0.11%		0.19%
Nonperforming assets to total assets	0.51%		0.44%		0.07%
Net charge-offs to average loans	-0.04%		-0.02%		0.02%
Equity to assets at period end	7.58%		6.96%		0.62%